EXHIBIT 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RADCOM Ltd.:

We consent to the incorporation by reference in the registration statement (File No. 333-07964, No. 333-13244, No. 333-13246, No. 333-13248, No. 333-13250, No. 333-13252, No. 333-13254, No. 333-14236, No. 333-111931 and No.333-123981) on Form S-8 and in the registration statement on Form F-3 (File No.333-152848) of RADCOM  Ltd. of our report dated June 17, 2009,  with respect to the consolidated balance sheets of RADCOM  Ltd. and its subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 20-F of RADCOM  Ltd.

/s/Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel-Aviv, Israel June 18, 2009